Exhibit 99.1

Piper Sandler Companies 800 Nicollet Mall, Suite 1000 Minneapolis, MN 55402
F O R I M M E D I A T E R E L E A S E	CONTACT Pamela Steensland Tel: 612 303-8185 pamela.steensland@psc.com Tim Carter Chief Financial Officer Tel: 612 303-5607 timothy.carter@psc.com

Piper Sandler Enters Definitive Agreement to Acquire

Global Chemicals Investment Bank, The Valence Group

Acquisition Adds the Preeminent Chemicals Investment Banking Firm to Piper Sandler’s Growing M&A Advisory Business

Minneapolis, February 21, 2020 – Piper Sandler Companies (NYSE: PIPR), a leading investment bank, today announced that it has entered into a definitive agreement to acquire The Valence Group. The Valence Group is an innovative, entrepreneur-led global investment bank that offers M&A advisory services to companies and financial sponsors with deep expertise in chemicals, materials and related sectors.

Peter Hall, Telly Zachariades, Kirk McIntosh and Ariel Levin founded The Valence Group in 2007 in New York and London after previously leading the global chemicals investment banking practice at Bear Stearns. The Valence Group will form Piper Sandler’s new chemicals group, adding yet another industry-leading advisory practice to the Piper Sandler platform. The team consists of 29 professionals including the four co-founders and five additional MDs. Following the acquisition, Peter Hall will be named head of European investment banking and will lead Piper Sandler’s expansion of investment banking in Europe. This represents a meaningful opportunity to leverage The Valence Group’s expertise and leadership to build a stronger presence in Europe across multiple industry verticals.

“The Valence Group offers tailored, differentiated and best-in-class M&A advisory services to clients across the chemicals industry. We believe there are significant opportunities to partner with The Valence Group team to increase the overall scale of the business and drive towards our goal of $1 billion in annual investment banking revenue over the next several years,” said James Baker, global co-head of investment banking at Piper Sandler.

Peter Hall, co-founder of The Valence Group, commented, “We are proud of the position we have established in chemicals M&A and are excited to be partnering with a firm that shares our commitment to providing quality advice based on deep sector expertise. Our team will remain the same, as will our strategy and the way we approach the market”. Telly Zachariades, co-founder of The Valence Group, added “This represents a unique opportunity for The Valence Group to accelerate its growth and further broaden its service offering to clients by aligning itself with a like-minded, high-growth, advisory-centric firm, while operating under the founders’ continued leadership”.

The transaction is expected to close in the second quarter of 2020 and is subject to obtaining required regulatory approvals and other customary closing conditions.

Piper Sandler was advised by its wholly owned subsidiary, Piper Sandler & Co., and was represented by Sullivan & Cromwell LLP. Houlihan Lokey served as financial advisor and Dentons as legal advisor to The Valence Group in connection with the transaction.

About The Valence Group
The Valence Group is a specialist investment bank offering M&A advisory services exclusively to companies and investors in the chemicals, materials and related sectors. The Valence Group team includes a unique combination of professionals with backgrounds in investment banking and strategy consulting within the chemicals and materials industries, all focused exclusively on providing M&A advisory services to the chemicals and materials sector. The firm’s offices are located in New York and London.

About Piper Sandler
Piper Sandler is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. Through a distinct combination of candid counsel, focused expertise and empowered employees, we deliver insight and impact to each and every relationship. Our proven advisory teams combine deep product and sector expertise with ready access to global capital. Founded in 1895, the firm is headquartered in Minneapolis with offices across the United States and in London, Aberdeen and Hong Kong. www.PiperSandler.com

Cautionary Note Regarding Forward-Looking Information
This announcement contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects and growth of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the transaction described in this announcement is subject to regulatory approval and other closing conditions and may not close on the expected timing or at all; (2) the costs or difficulties relating to the combination of the businesses may be greater than expected and may adversely affect our results of operations and financial condition and our ability to realize anticipated synergies from the transaction; (3) the expected benefits of the transaction may take longer than anticipated to achieve and may not be achieved in their entirety or at all, and will in part depend on the ability of the Company to retain and hire key personnel and maintain relationships with its clients; (4) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, the business and profitability of the Company generally and of its investment banking business specifically; and (5) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, and updated in our subsequent reports filed with the SEC. These reports are available at www.pipersandler.com or www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Piper Sandler Companies (NYSE: PIPR) is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in Europe through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Asset management products and services are offered through separate investment advisory affiliates.

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